Schedule A

Share Allocation

Name	Percent	At Closing

FVG B.V.	0.500	4,881,799

Crown Union Investment Ltd.	0.333	3,254,533

(Assigned for consideration from Seller)

Vlaanderen Holding BV Ltd.	0.167	1,627,266

(Assigned for consideration from Seller)

Total	1.000	9,763,598